                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                 SCHEDULE 13G


                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                        (AMENDMENT NO. ______________)*


                                  LECG, Inc.
--------------------------------------------------------------------------------
                               (NAME OF ISSUER)


                                 Common Stock
--------------------------------------------------------------------------------
                        (TITLE OF CLASS OF SECURITIES)


                                  501842 10 8
--------------------------------------------------------------------------------
                                (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (2-95)

                               Page 1 of 5 Pages
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-----------------------                                  ---------------------
 CUSIP NO. 5051842 10 8                13G                 PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      ROBERT G. HARRIS
      ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            926,816

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             926,816

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8

------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      926,816

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      7.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT
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CUSIP No. 501842 10 8                                         Page 3 of 5 Pages



ITEM 1.
        (a)     Name of Issuer:    LECG, Inc.

        (b)     Address of Issuer's Principal Executive Offices:
                        2000 Powell Street, Suite 600
                        Emeryville, CA  94608

ITEM 2.
        (a)     Name of Person Filing: ROBERT G. HARRIS

        (b)     Address of Principal Business Office or, if none, Residence:
                        LECG, Inc.
                        2000 Powell Street, Suite 600
                        Emeryville, CA  94608

        (c)     Citizenship:    U.S.A.

        (d)     Title of Class of Securities:        Common Stock

        (e)     CUSIP Number:   501842 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

        (a) [ ] Broker or Dealer registered under Section 15 of the Act

        (b) [ ] Bank as defined in section 3(a)(6) of the Act

        (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act

        (d) [ ] Investment Company registered under section 8 of the Investment Company Act

        (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

        (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see (S)240.13d-1(b)(1)(ii)(F)

        (g) [ ] Parent Holding Company, in accordance with (S)240.13d-1(b)(ii)(G) (Note: See Item 7)

        (h) [ ] Group, in accordance with (S)240.13d-1(b)(1)(ii)(H)

ITEM 4. OWNERSHIP

        (a) Amount Beneficially Owned: 1,005,586 Reporting party is a beneficiary of two trust totaling 39,385 shares each. He is not a trustee of the trust and has no voting or dispositive power.

        (b)     Percent of Class: Reporting Person beneficially owns an
                aggregate of 1,005,586 shares of Common Stock representing 7.7% of the outstanding shares of Common Stock of the Issuer
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CUSIP No. 501842 10 8                                          Page 4 of 5 Pages


                based upon 13,060,000 shares outstanding as of the close of Issuer's initial public offering, according to the Post-Effective Amendment No. 1 to Issuer's Form S-1 filed December 18, 1997.

        (c)     Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote:            926,816
               (ii) shared power to vote or to direct the vote:
              (iii) sole power to dispose or direct the disposition of : 926,816
               (iv) shared power to dispose or direct the disposition of:


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more that five percent of the class of securities, check the following [ ].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
                        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
                        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
                        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP
                        N/A
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CUSIP No. 501842 10 8                                         Page 5 of 5 Pages


ITEM 10.

        By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                   SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                            February 12, 1998
                                     -----------------------------------
                                                   Date


                                     /s/ ROBERT G. HARRIS
                                     -----------------------------------
                                                  Signature


                                               Robert G. Harris
                                     -----------------------------------
                                                  Name/Title